August 2024

Pricing Supplement filed pursuant to Rule 424(b)(2) dated August 23, 2024 / Registration Statement No. 333-269296

STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

GS Finance Corp.

$5,984,000 Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities is based on the performance of the VanEck Semiconductor ETF (ETF). The securities may be automatically called on the call observation date.

The return on your securities is linked to the performance of the ETF, and not to that of the MVIS® US Listed Semiconductor 25 Index on which the ETF is based.

Your securities will be automatically called if the closing price of the underlying ETF on the call observation date is greater than or equal to the initial ETF price of $248.39, resulting in a payment on the call payment date equal to $1,202.00. No payments will be made after the call payment date.

At maturity, if not previously called, (i) if the final ETF price (the closing price of the underlying ETF on the valuation date) is greater than the initial ETF price, the return on your securities will be positive and equal to the product of the leverage factor of 125.00% multiplied by the ETF percent increase (the percentage increase in the final ETF price from the initial ETF price); (ii) if the final ETF price is equal to or less than the initial ETF price but greater than or equal to the downside threshold price of 186.2925 which is 75.00% of the initial ETF price, you will receive the principal amount of your securities; or (iii) if the final ETF price is less than the downside threshold price, you will receive a payment at maturity based on the ETF performance factor (the quotient of the final ETF price divided by the initial ETF price).

At maturity, for each $1,000 principal amount of your securities you will receive an amount in cash equal to:

•
If the final ETF price is greater than the initial ETF price, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.25 times (c) the ETF percent increase;
•
If the final ETF price is equal to or less than the initial ETF price but greater than or equal to the downside threshold price, $1,000.00; or
•
If the final ETF price is less than the downside threshold price, the product of (i) $1,000 times (ii) the ETF performance factor. Under these circumstances, you will lose a significant portion or all of your investment.

The securities are for investors who seek a return of 20.20% if their securities are automatically called or the potential to earn 125.00% of any positive return of the underlying ETF if their securities are not automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity.

FINAL TERMS (continued on page PS-2)
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Aggregate principal amount:	$5,984,000
Underlying ETF:	VanEck Semiconductor ETF (Bloomberg symbol, “SMH UQ Equity”)
Index:	with respect to the underlying ETF, the MVIS® US Listed Semiconductor 25 Index
Pricing date:	August 23, 2024
Original issue date:	August 28, 2024
Call observation date:	September 2, 2025, subject to postponement
Call payment date:	September 5, 2025, subject to postponement
Valuation date:	August 24, 2026, subject to postponement
Stated maturity date:	August 27, 2026, subject to postponement
Estimated value:	approximately $951 per PLUS. See the following page for more information.

Your investment in the securities involves risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-11. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	August 28, 2024	Original issue price:	100.00% of the principal amount
Underwriting discount:	2.50% ($149,600 in total)*	Net proceeds to the issuer:	97.50% ($5,834,400 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $25.00 for each security it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession as a structuring fee.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 15,753 dated August 23, 2024.

The issue price, underwriting discount and net proceeds listed on the cover page relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

ADDITIONAL FINAL TERMS
Automatic call feature:

if, as measured on the call observation date, the closing price of the underlying ETF is greater than or equal to the initial ETF price, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to $1,202.00. No payments will be made after the call payment date.

Payment at maturity:

if the final ETF price is greater than the initial ETF price, the sum of (i) $1,000 plus (ii) the leveraged upside payment;

if the final ETF price is equal to or less than the initial ETF price but greater than or equal to the downside threshold price, $1,000; or

if the final ETF price is less than the downside threshold price, the product of (i) $1,000 times (ii) the ETF performance factor

This amount will be less than the stated principal amount of $1,000, will represent a loss of more than 25.00% and could be zero.

Leveraged upside payment:	$1,000 × leverage factor × ETF percent increase
Leverage factor:	125.00%
ETF percent increase:	(final ETF price - initial ETF price) / initial ETF price
Initial ETF price:	the closing price of the underlying ETF on the pricing date
Final ETF price:	the closing price of the underlying ETF on the valuation date
Downside threshold price:	75.00% of the initial ETF price
ETF performance factor:	the final ETF price / the initial ETF price
CUSIP / ISIN:	40058ETC0 / US40058ETC02
Stated principal amount/Original issue price:	$1,000 per security / 100% of the principal amount
Listing:	the securities will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $951 per $1,000 principal amount, which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $49 per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through August 21, 2025, as described below). On and after August 22, 2025, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

With respect to the $49 initial additional amount:

•
$24 will decline to zero on a straight-line basis from the time of pricing through August 21, 2025; and
•
$25 will decline to zero on a straight-line basis from September 23, 2024 through October 6, 2024.

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●
General terms supplement no. 8,999 dated February 13, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

August 2024

GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the securities has the terms described under “Final Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated February 13, 2023, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated February 13, 2023, for Medium-Term Notes, Series F and references to the “accompanying general terms supplement no. 8,999” mean the accompanying general terms supplement no. 8,999, dated February 13, 2023, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

The Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 (the “securities”) do not provide for the regular payment of interest. Instead, the securities provide an opportunity to earn a fixed call payment of $1,202.00 that will be paid on the call payment date (and the securities will be automatically called and no further payments will be made) if the closing price of the underlying ETF on the call observation date is greater than or equal to the initial ETF price. If the securities have not been automatically called prior to maturity and the closing price of the underlying ETF on the valuation date is greater than the initial ETF price, investors will receive the stated principal amount of their investment plus the leveraged upside payment. If the securities have not been automatically called prior to maturity and the closing price of the underlying ETF on the valuation date is equal to or less than the initial ETF price but greater than or equal to the downside threshold price (75.00% of the initial ETF price), investors will receive the stated principal amount. However, if the securities have not been automatically called prior to maturity and the closing price of the underlying ETF on the valuation date is less than the downside threshold price, investors will be fully exposed to the decline in the underlying ETF on a 1-to-1 basis, and will receive a payment at maturity that is less than 75.00% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

Maturity:	Approximately 2 years (unless automatically called)
Automatic call feature:

If, as measured on the call observation date, the closing price of the underlying ETF is greater than or equal to the initial ETF price, your securities will be automatically called and you will receive for each $1,000 principal amount an amount in cash equal to $1,202.00. No further payments will be made on the securities following an automatic call.

Payment at maturity:
•
If the final ETF price is greater than the initial ETF price, the sum of (i) $1,000 plus (ii) the leveraged upside payment;
•
If the final ETF price is equal to or less than the initial ETF price but greater than or equal to the downside threshold price, $1,000; or
•
If the final ETF price is less than the downside threshold price, the product of (i) $1,000 times (ii) the ETF performance factor

Leveraged upside payment:	$1,000 × leverage factor × ETF percent increase
Leverage factor:	125.00%
ETF percent increase:	(final ETF price - initial ETF price) / initial ETF price

August 2024

GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

ETF performance factor:	The final ETF price / the initial ETF price
Downside threshold price:	75.00% of the initial ETF price

August 2024

GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities are for investors who seek a return of 20.20% if their securities are automatically called or the potential to earn 125.00% of any positive return of the underlying ETF if their securities are not automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity. The following scenarios are for illustrative purposes only to demonstrate how the payment on the call payment date (if the securities are automatically called) and the payment at maturity (if the securities have not been automatically called) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be automatically called, a positive return on the securities may never be realized and the payment at maturity may be less than 75.00% of the stated principal amount of the securities and may be zero.

Scenario 1: the securities are automatically called prior to maturity

This scenario assumes that the underlying ETF closes at or above the initial ETF price on the call observation date. As a result, the securities are automatically called for $1,202.00. If the securities are automatically called, no further payments will be made.

Scenario 2: the securities are not automatically called prior to maturity and investors receive principal back and a positive return at maturity

This scenario assumes that the underlying ETF closes below the initial ETF price on the call observation date. Consequently, the securities are not automatically called and no call payment is made. On the valuation date, the underlying ETF closes above the initial ETF price. At maturity, investors will receive the stated principal amount plus a return reflecting 125.00% of the increase in the price of the underlying ETF.

Scenario 3: the securities are not automatically called prior to maturity and investors receive principal back

This scenario assumes that the underlying ETF closes below the initial ETF price on the call observation date. Consequently, the securities are not automatically called and no call payments are made. On the valuation date, the underlying ETF closes at or below the initial ETF price but at or above the downside threshold price. At maturity, investors will receive the stated principal amount.

Scenario 4: the securities are not automatically called prior to maturity and investors suffer a substantial loss of principal at maturity

This scenario assumes that the underlying ETF closes below the initial ETF price on the call observation date. Consequently, the securities are not automatically called and no call payments are made. On the valuation date, the underlying ETF closes below the downside threshold price. At maturity, investors will receive an amount equal to the product of the stated principal amount times the ETF performance factor. Under these circumstances, the payment at maturity will be less than 75.00% of the stated principal amount and could be zero.

August 2024

GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Initial ETF price:	$248.39
Leverage factor:	125%
Downside threshold price:	$186.2925 (75.00% of the initial ETF price)

How to determine the amount payable, if any, on the call payment date:

The example below shows the hypothetical amount payable on the call payment date with respect to each $1,000 principal amount of your securities will be equal to $1,202.00 if the underlying ETF closes at or above the initial ETF price on the call observation date.

Hypothetical Call Observation Date	Closing Price of the Underlying ETF	Amount Payable on the Call Payment Date (per security)
#1	$275.00 (at or above initial ETF price)	$1,202.00

On the hypothetical call observation date, the underlying ETF closes at or above the initial ETF price. Therefore, the securities are automatically called and the amount payable on the call payment date equals $1,202.00.

Your securities will not be automatically called, and you will not receive a payment on the call payment date, if the closing price of the underlying ETF is below the initial ETF price on the call observation date.

How to calculate the payment at maturity (if the securities have not been automatically called):

Example	Closing Price of the Underlying ETF (Final ETF price)	Payment at Maturity (per security)
#1	$273.23 (above the initial ETF price)	$1,000 + leveraged upside payment = $1,000 + ($1,000 × 125% × 10%) = $1,125
#2	$200.00 (at or below the initial ETF price but at or above the downside threshold price)	$1,000.00
#3	$124.20 (below the downside threshold price)	$1,000 × the ETF performance factor = $1,000 × ($124.20 / $248.39) = $500.02

In example #1, the final ETF price is above the initial ETF price. Therefore, investors receive at maturity the stated principal amount of the securities plus a return reflecting 125.00% of the increase in the price of the underlying ETF.

In example #2, the final ETF price is at or below the initial ETF price but is at or above the downside threshold price. Therefore, investors receive at maturity the stated principal amount of the securities.

In example #3, the final ETF price is below the downside threshold price. Therefore, investors are exposed to the downside performance of the underlying ETF at maturity and receive at maturity an amount equal to the stated principal amount times the ETF performance factor.

If the final ETF price is below the downside threshold price, you will be exposed to the downside performance of the underlying ETF at maturity, and your payment at maturity will be less than $750.00 per security and could be zero.

August 2024

GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate (i) the impact that various hypothetical closing prices of the underlying ETF on the call observation date could have on the amount payable, if any, on the call payment date and (ii) the impact that various hypothetical closing prices of the underlying ETF on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of closing prices of the underlying ETF that are entirely hypothetical; no one can predict what the closing price of the underlying ETF will be on any day throughout the life of your securities, what the closing price of the underlying ETF will be on the call observation date and what the final ETF price will be on the valuation date. The underlying ETF has been highly volatile in the past — meaning that the closing price of the underlying ETF has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the call payment date or the stated maturity date, as the case may be. If you sell your securities in a secondary market prior to the call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying ETF, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$1,000
Leverage factor	125.00%
Downside threshold price	75.00% of the initial ETF price
Neither a market disruption event nor a non-ETF business day occurs on the originally scheduled call observation date or the originally scheduled valuation date

No change in or affecting the underlying ETF, any of the underlying ETF stocks or the policies of the underlying ETF investment advisor or the method by which the publisher of the underlying ETF’s index calculates its index

Securities purchased on original issue date at the stated principal amount and held to the call payment date or the stated maturity date

For these reasons, the actual performance of the underlying ETF over the life of your securities and the actual closing price of the underlying ETF on the call observation date, may bear little relation to the hypothetical examples shown below or to the historical closing prices of the underlying ETF shown elsewhere in this pricing supplement. For information about the historical prices of the underlying ETF during recent periods, see “The Underlying ETF — Historical Closing Prices of the Underlying ETF” below. Before investing in the offered securities, you should consult publicly available information to determine the prices of the underlying ETF between the date of this pricing supplement and the date of your purchase of the offered securities.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying ETF stocks.

August 2024

GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

Hypothetical Payment on the Call Payment Date

The example below shows the hypothetical payment that we would pay on the call payment date with respect to each $1,000 principal amount of your securities if the closing price of the underlying ETF is greater than or equal to the initial ETF price on the call observation date.

If your securities are automatically called on the call observation date (i.e., on the call observation date the closing price of the underlying ETF is equal to or greater than the initial ETF price), the cash payment that we would deliver for each $1,000 principal amount of your securities on the call payment date would be $1,202.00. If, for example, the closing price of the underlying ETF on the call observation date was determined to be 130.00% of the initial ETF price, your securities would be automatically called and the cash payment that we would deliver on your securities on the call payment date would be 120.20% of the principal amount of your securities or $1,202.00 for each $1,000 of securities. No further payments would be made on the securities following an automatic call. You will not participate in any appreciation of the underlying ETF.

Hypothetical Payment at Maturity

If the securities are not automatically called on the call observation date (i.e., on the call observation date the closing price of the underlying ETF is less than the initial ETF price), the amount we would deliver for each $1,000 principal amount of your securities on the maturity date will depend on the performance of the underlying ETF on the valuation date, as shown in the table below. The table below assumes that the securities have not been automatically called on the call observation date and reflects hypothetical amounts that you could receive on the stated maturity date. The values in the left column of the table below represent hypothetical final ETF prices and are expressed as percentages of the initial ETF price. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final ETF price, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final ETF price and the assumptions noted above.

The Securities Have Not Been Automatically Called

Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	225.000%
150.000%	162.500%
125.000%	131.250%
110.000%	112.500%
105.000%	106.250%
100.000%	100.000%
90.000%	100.000%
85.000%	100.000%
75.000%	100.000%
74.999%	74.999%
60.000%	60.000%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

August 2024

GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

If, for example, the securities have not been automatically called on the call observation date and the final ETF price were determined to be 25.000% of the initial ETF price, the payment at maturity that we would deliver on your securities would be 25.000% of the stated principal amount of your securities, as shown in the table above. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final ETF price were determined to be zero, you would lose your entire investment in the securities.

The payments on the call payment date or at maturity shown above are entirely hypothetical; they are based on market prices for the underlying ETF stocks that may not be achieved on the call observation date or the valuation date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered securities. The hypothetical payments on securities held to the stated maturity date in the examples above assume you purchased your securities at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your securities. The return on your investment (whether positive or negative) in your securities will be affected by the amount you pay for your securities. If you purchase your securities for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a combination of an interest-bearing bond bought by the holder (although the securities do not pay interest) and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this pricing supplement.

We cannot predict the actual closing prices of the underlying ETF on any day, the final ETF price or what the market value of your securities will be on any particular index business day, nor can we predict the relationship between the closing price of the underlying ETF and the market value of your securities at any time prior to the stated maturity date. The actual amount that you will receive on the call payment date or the maturity date, if any, and the rate of return on the offered securities will depend on whether or not the securities are automatically called and on the actual closing price of the underlying ETF on the call observation date and the actual final ETF price determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount to be paid in respect of your securities on the call payment date or the stated maturity date, as applicable, may be very different from the information reflected in the examples above.

August 2024

GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 8,999. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. Assuming your securities are not automatically called on the call observation date, the cash payment on your securities, if any, on the stated maturity date will be based on the performance of the VanEck Semiconductor ETF as measured from the initial ETF price set on the pricing date to the closing price of the underlying ETF on the valuation date. If the final ETF price is less than the downside threshold price, you will lose a significant portion of your investment, equivalent to 1.00% of the stated principal amount of your securities for every 1.00% decline in the ETF price over the term of the securities. Thus, you may lose your entire investment in the securities.

Also, the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlying ETF, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-3 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Amount You Will Receive on the Call Payment Date Will Be Capped

Regardless of the closing price of the underlying ETF on the call observation date, the amount you may receive on the call payment date is capped and you will not benefit from any increase in the closing price of the underlying ETF above the initial ETF price on the call observation date. If your securities are automatically called on the call observation date, the maximum payment you will receive for each $1,000 face amount of your securities will be $1,202.00.

Your Securities Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your securities on the call payment date, if, as measured on the call observation date, the closing price of the underlying ETF is greater than or equal to the initial ETF price. No further payments will be made on the securities following an automatic call. Therefore, the term for your securities may be reduced to as short as approximately twelve months after the original issue date. You may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are called prior to maturity. For the avoidance of doubt, if your securities are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

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GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

The Amount You Will Receive on the Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Price of the Underlying ETF at Any Time Other Than on the Call Observation Date or the Valuation Date, as the Case May Be

The amount you will receive on the call payment date, if any, will be paid only if the closing price of the underlying ETF is greater than or equal to the initial ETF price on the call observation date. Therefore, the closing price of the underlying ETF on dates other than the call observation date will have no effect on any amount paid in respect of your securities on the call payment date. In addition, the amount you will receive on the stated maturity date, if any, will be based on the closing price of the underlying ETF on the valuation date. Therefore, for example, if the final ETF price dropped precipitously on the valuation date, the amount paid on the securities would be significantly less than it would otherwise have been had the amount been linked to the closing price of the underlying ETF prior to such drop. Although the actual closing price of the underlying ETF on the call payment date, stated maturity date or at other times during the life of the securities may be higher than the closing price of the underlying ETF on the call observation date or the valuation date, you will not benefit from the closing price of the underlying ETF on any date other than on the call observation date or the valuation date.

The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying ETF

If your securities are not automatically called and the final ETF price is less than the downside threshold price, you will lose all or a significant portion of your investment in the securities. This means that while a drop of up to 25.00% between the initial ETF price and the final ETF price will not result in a loss of principal on the securities, a decrease in the final ETF price to less than 75.00% of the initial ETF price will result in a loss of a significant portion of the stated principal amount of the securities despite only a small incremental change in the price of the underlying ETF.

The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks

The return on your securities will not reflect the return you would realize if you actually owned the underlying ETF and received the distributions paid on the shares of such underlying ETF. You will not receive any dividends that may be paid on any of the underlying ETF stocks by the ETF stock issuers or the shares of such underlying ETF. See “—Investing in the Securities is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock” below for additional information.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables,

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GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the call payment date or the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•
the price of the underlying ETF;
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the volatility – i.e., the frequency and magnitude of changes – in the closing price of the underlying ETF;
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the dividend rates of the underlying ETF stocks;
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economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying ETF stocks, and which may affect the closing price of the underlying ETF;
•
interest rates and yield rates in the market;
•
the time remaining until your securities mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

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GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

These factors, and many other factors, will influence the price you will receive if you sell your securities before the call payment date or maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before the call payment date or maturity, you may receive less than the principal amount of your securities or the amount you may receive on the call payment date or at maturity.

You cannot predict the future performance of the underlying ETF based on its historical performance. The actual performance of the underlying ETF over the life of the offered securities or the payment at maturity may bear little or no relation to the historical closing prices of the underlying ETF or to the hypothetical examples shown elsewhere in this pricing supplement.

Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

If the Price of the Underlying ETF Changes, the Market Value of Your Securities May Not Change in the Same Manner

The price of your securities may move quite differently than the performance of the underlying ETF. Changes in the price of the underlying ETF may not result in a comparable change in the market value of your securities. Even if the price of the underlying ETF remain above the downside threshold price during some portion of the life of the securities, the market value of your securities may not reflect directly any movement in the level of the underlying ETF. We discuss some of the reasons for this disparity under “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” above.

Investing in the Securities is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock

Investing in your securities is not equivalent to investing in the underlying ETF and will not make you a holder of any shares of the underlying ETF or the underlying ETF stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying ETF stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying ETF or the underlying ETF stocks or any other rights of a holder of the underlying ETF stocks. Your securities will be paid in cash and you will have no right to receive delivery of any shares of the underlying ETF or the underlying ETF stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

The payment on the call payment date or at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to the call payment date or the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to the call payment date or the stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount.

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GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the securities are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as holders of the securities. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your securities, the underlying stocks or other similar securities, which may adversely impact the market for or value of your securities.

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

Goldman Sachs has hedged or expects to hedge our obligations under the securities by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying ETF or the underlying ETF stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying ETF or the underlying ETF stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your securities. Alternatively, Goldman Sachs may hedge all or part of our obligations under the securities with unaffiliated distributors of the securities which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other ETF-linked securities whose returns are linked to changes in the price of the underlying ETF or the underlying ETF stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the securities or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the securities; hedging the exposure of Goldman Sachs to the securities including any interest in the securities that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the securities.

Any of these hedging or other activities may adversely affect the price of the underlying ETF — directly or indirectly by affecting the price of the underlying ETF stocks — and therefore the market value of your securities and the amount we will pay on your securities, if any, on the call payment date or at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and may receive substantial returns on hedging or other activities while the value of your securities declines. In addition, if the distributor from which you purchase securities is to conduct hedging activities in connection with the securities, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the securities to you in addition to the compensation they would receive for the sale of the securities.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider,

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GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indexes, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your securities, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the securities.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your securities, or similar or linked to the underlying ETF or underlying ETF stocks. Investors in the securities should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the securities for liquidity, research coverage or otherwise.

Additional Risks Related to the Underlying ETF

The Policies of the Underlying ETF’s Investment Advisor and the Publisher of the Underlying ETF’s Index Could Affect the Amount Payable on Your Securities and Their Market Value

The underlying ETF’s investment advisor may from time to time be called upon to make certain policy decisions or judgments with respect to the underlying ETF, including those concerning the calculation of the net asset value of the underlying ETF, additions, deletions or substitutions of securities in the underlying ETF and the manner in which changes affecting the index are reflected in the underlying ETF that could affect the market price of the shares of the underlying ETF and, therefore, the payment on the call payment date or at maturity, if any, on your securities on the stated maturity date. The payment at maturity and the market value of your securities could also be affected if the underlying ETF investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlying ETF, or if the underlying ETF investment advisor discontinues or suspends calculation or publication of the net asset value of the underlying ETF, in which case it may become difficult or inappropriate to determine the market value of your securities.

If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing price of the underlying ETF on any such date — and thus on the call payment date or at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing price of the underlying ETF on any ETF business day and the payment on the call payment date or at maturity more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier That is an Index or an Exchange-Traded Fund” and “— Role of Calculation Agent” on page S-28 of the accompanying general terms supplement no. 8,999.

In addition, the publisher of the underlying ETF’s index owns the index and is responsible for the design and maintenance of that index. The policies of the publisher of the underlying ETF’s index concerning the calculation of its index, including decisions regarding the addition, deletion or substitution of the equity securities included in its index, could affect the level of its index and, consequently, could affect the market price of shares of the underlying ETF and, therefore, the amount payable on your securities and their market value.

There Is No Assurance That an Active Trading Market Will Continue for the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF Is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the shares of the underlying ETF and a number of similar products have been listed for trading on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlying ETF or that there will be liquidity in the trading market.

In addition, the underlying ETF is subject to management risk, which is the risk that the underlying ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The underlying ETF is also not actively managed and may be affected by a general decline in market segments relating to its index. The underlying ETF investment advisor invests in securities included in, or representative of, its index regardless of their investment merits. The underlying ETF investment advisor does not attempt to take defensive positions in declining markets. In addition, the underlying

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GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

ETF’s investment advisor may be permitted to engage in securities lending with respect to a portion of the underlying ETF’s total assets, which could subject the underlying ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the underlying ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, the underlying ETF is subject to listing standards adopted by the securities exchange on which the underlying ETF is listed for trading. There can be no assurance that the underlying ETF will continue to meet the applicable listing requirements, or that the underlying ETF will not be delisted.

The Underlying ETF and Its Index Are Different and the Performance of the Underlying ETF May Not Correlate With the Performance of Its Index

The underlying ETF may not hold all or substantially all of the equity securities included in its index and may hold securities or assets not included in the index. Therefore, while the performance of the underlying ETF is generally linked to the performance of the index, the performance of the underlying ETF is also linked in part to shares of equity securities not included in its index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the underlying ETF investment advisor.

Imperfect correlation between the underlying ETF’s portfolio securities and those in its index, rounding of prices, changes to its index and regulatory requirements may cause tracking error, which is the divergence of its underlying ETF’s performance from that of the index.

In addition, the performance of the underlying ETF will reflect additional transaction costs and fees that are not included in the calculation of its index and this may increase the tracking error of the underlying ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the underlying ETF and the index. Finally, because the shares of the underlying ETF are traded on an exchange and are subject to market supply and investor demand, the market value of one share of the underlying ETF may differ from the net asset value per share of the underlying ETF.

For all of the foregoing reasons, the performance of the underlying ETF may not correlate with the performance of the index. Consequently, the return on your securities will not be the same as investing directly in the underlying ETF’s index, the underlying ETF stocks or in the stocks comprising the index, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of its index.

The Underlying ETF Is Concentrated in the Semiconductor Industry and Does Not Provide Diversified Exposure

The underlying ETF’s stocks are not diversified and are concentrated in the semiconductor industry, which means the underlying ETF is more likely to be more adversely affected by any negative performance of the semiconductor industry than an ETF that includes more diversified stocks across a number of industries. Competitive pressures may have a significant effect on the financial condition of companies in the semiconductor industry. The underlying ETF is subject to the risk that companies that are in the semiconductor industry may be similarly affected by particular economic or market events. As product cycles shorten and manufacturing capacity increases, these companies may become increasingly subject to aggressive pricing, which hampers profitability.

Semiconductor companies are vulnerable to wide fluctuations in securities prices due to rapid product obsolescence. Many semiconductor companies may not successfully introduce new products, develop and maintain a loyal customer base or achieve general market acceptance for their products, and failure to do so could have a material adverse effect on their business, results of operations and financial condition. Reduced demand for end-user products, underutilization of manufacturing capacity, and other factors could adversely impact the operating results of companies in the semiconductor industry. Semiconductor companies typically face high capital costs and such companies may need additional financing, which may be difficult to obtain. They also may be subject to risks relating to research and development costs and the availability and price of components.

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GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

Moreover, they may be heavily dependent on intellectual property rights and may be adversely affected by loss or impairment of those rights. Some of the companies involved in the semiconductor industry are also engaged in other lines of business unrelated to the semiconductor business, and they may experience problems with these lines of business, which could adversely affect their operating results.

The international operations of many semiconductor companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations, competition from subsidized foreign competitors with lower production costs, tariffs and trade disputes, and other risks inherent to international business. The semiconductor industry is highly cyclical, which may cause the operating results of many semiconductor companies to vary significantly. Companies in the semiconductor industry also may be subject to competition from new market entrants. The stock prices of companies in the semiconductor industry have been and will likely continue to be extremely volatile compared to the overall market.

The Underlying ETF May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Although the underlying ETF held 25 stocks as of August 23, 2024, approximately 43.86% of the underlying ETF was invested in just three stocks – NVIDIA Corporation, Taiwan Semiconductor Manufacturing Company and Broadcom Inc. – and approximately 74.14% of the underlying ETF was invested in just ten stocks. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or more of these companies, may have the effect of significantly lowering the price of the underlying ETF even if none of the other stocks held by the underlying ETF are affected by such events. Because of the weighting of the holdings of the underlying ETF, the amount you receive upon automatic call or at maturity could be less than the payment at maturity you would have received if you had invested in a product linked to an exchange-traded fund that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks held by such fund.

An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities

The value of your securities is linked to an underlying ETF which holds, in part, stocks from one or more foreign securities markets, including stocks traded in the equity markets of emerging market countries. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. For example, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

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GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

Because foreign exchanges may be open on days when the underlying ETF is not traded, the value of the securities underlying the underlying ETF may change on days when shareholders will not be able to purchase or sell shares of the underlying ETF. This could result in premiums or discounts to the underlying ETF’s net asset value that may be greater than those experienced by an underlying ETF that does not hold foreign assets.

The countries whose markets are represented by the underlying ETF include emerging market countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the underlying ETF investment advisor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the underlying ETF.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying ETF with Underlying ETF Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlying ETF with underlying ETF stocks from one or more foreign securities markets and could negatively affect your investment in the securities in a variety of ways, depending on the nature of such government regulatory action and the underlying ETF stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed securities). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlying ETF stocks that are currently included in an underlying ETF or that in the future are included in an underlying ETF, such underlying ETF stocks may be removed from an underlying ETF. If government regulatory action results in the removal of underlying ETF stocks that have (or historically have had) significant weight in an underlying ETF, such removal could have a material and negative effect on the level of such underlying ETF and, therefore, your investment in the securities. Similarly, if underlying ETF stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlying ETF, the value of the securities could be materially and negatively affected, and transactions in, or holdings of, the securities may become prohibited under United States law. Any failure to remove such underlying ETF stocks from an underlying ETF could result in the loss of a significant portion or all of your investment in the securities, including if you attempt to divest the securities at a time when the value of the securities has declined.

Your Investment in the Securities Will Be Subject to Foreign Currency Exchange Rate Risk

The underlying ETF holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the underlying ETF that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the price of the underlying ETF may not increase even if the non-dollar value of the asset held by the underlying ETF increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your securities. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

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existing and expected rates of inflation;

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•
existing and expected interest rate levels;
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the balance of payments among countries;
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the extent of government surpluses or deficits in the relevant foreign country and the United States; and
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other financial, economic, military, public health and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market value of the securities and price of the underlying ETF could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

Regulators in various countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on any payments on, and the value of, your securities and the trading market for your securities. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your securities.

Even Though Currencies Trade Around-The-Clock, Your Securities Will Not

Your securities are linked to an underlying ETF that holds assets denominated in non-U.S. dollar currencies. The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for your securities, if any trading market develops, will not conform to the hours during which the currencies in which such the assets of the underlying ETF is denominated or in which the underlying ETF stocks trade. Significant price and rate movements may take place in the underlying foreign currency exchange markets that will not be reflected immediately in the price of your securities. The possibility of these movements should be taken into account in relating the value of your securities to those in the underlying foreign currency exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the underlying ETF used to calculate the amount payable on your securities. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign currency exchange markets.

Risks Related to Tax

The Tax Consequences of an Investment in Your Securities Are Uncertain

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your securities and any such guidance could adversely affect the tax treatment and the value of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences– United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating your securities for U.S. federal income tax purposes in accordance with the treatment

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described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Your Securities May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your securities. If your securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the securities.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

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The Underlying ETF

The shares of the VanEck Semiconductor ETF (the “underlying ETF”) are issued by VanEck ETF Trust (the “trust”), a registered investment company.

•
The underlying ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Semiconductor 25 Index (the “index”). The index includes common stocks and depositary receipts of U.S. exchange-listed companies in the semiconductor industry.
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The return on your securities is linked to the performance of the underlying ETF, and not to that of the index on which the underlying ETF is based. The performance of the underlying ETF may significantly diverge from that of its index.
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The underlying ETF’s investment advisor is Van Eck Associates Corporation.
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The underlying ETF’s shares trade on the Nasdaq Stock Market LLC under the ticker symbol “SMH”.
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The trust’s SEC CIK Number is 0001137360.
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The inception date for purposes of the underlying ETF shares was December 20, 2011.

Effective September 1, 2021, the trust changed its name from VanEck Vectors® ETF Trust to VanEck ETF Trust. In addition, effective September 1, 2021, the name of the underlying ETF changed from the VanEck Vectors® Semiconductor ETF to the VanEck Semiconductor ETF.

Holdings with Weights Equal to or in Excess of 20% of the VanEck Semiconductor ETF as of August 23, 2024

NVIDIA Corporation is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by this underlying ETF stock issuer with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the above-referenced underlying ETF stock issuer under the Exchange Act can be located by referencing its SEC file number specified below.

The graph below shows the daily historical closing prices of NVIDIA Corporation from January 1, 2019 through August 16, 2024. We obtained the prices in the graph below using data from Bloomberg Financial Services, without independent verification. We have taken the description of the underlying ETF stock issuer set forth below from publicly available information without independent verification.

According to publicly available information, NVIDIA Corporation is a full-stack computing infrastructure company with data-center-scale offerings. Information filed with the SEC by the underlying ETF stock issuer under the Exchange Act can be located by referencing its SEC file number 000-23985. The daily historical closing prices for NVIDIA Corporation in the graph below have been adjusted for a 4-for-1 stock split that became effective before the market open on July 20, 2021 and a 10-for-1 stock split that became effective before the market open on June 10, 2024.

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Historical Performance of NVIDIA Corporation

Where Information About the Underlying ETF Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above.

In addition, information regarding the underlying ETF (including its fees, top ten holdings and weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the underlying ETF’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

We Obtained the Information About the Underlying ETF From the Trust’s Publicly Available Information

This pricing supplement relates only to your security and does not relate to the underlying ETF. We have derived all information about the underlying ETF in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the underlying ETF in connection with the offering of your security. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the underlying ETF — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the underlying ETF could affect the value you will receive at maturity and, therefore, the market value of your security.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETF.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the underlying ETF. As an investor in a security, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a security.

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Historical Closing Prices of the Underlying ETF

The closing prices of the underlying ETF have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying ETF has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing price of the underlying ETF during any period shown below is not an indication that the underlying ETF is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical closing prices of the underlying ETF as an indication of the future performance of the underlying ETF, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying ETF or the underlying ETF stocks will result in you receiving any payments or receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date, or that you will not suffer a loss of a significant portion of all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETF. Before investing in the offered securities, you should consult publicly available information to determine the values of the underlying ETF between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to the recent levels of the underlying ETF. The actual performance of the underlying ETF over the life of the offered securities, as well as the payment at maturity, if any, may bear little relation to the historical closing prices of the underlying ETF shown below.

The table below shows the high, low and period end closing prices of the underlying ETF for each of the four calendar quarters in 2019, 2020, 2021, 2022 and 2023 and the first three calendar quarters of 2024 (through August 23, 2024). We obtained the closing prices of the underlying ETF listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Closing Prices of the VanEck Semiconductor ETF

	High	Low	Period End
2019
Quarter ended March 31	$54.945	$41.320	$53.165
Quarter ended June 30	$59.800	$49.060	$55.090
Quarter ended September 30	$61.655	$54.145	$59.565
Quarter ended December 31	$71.750	$58.195	$70.705
2020
Quarter ended March 31	$76.125	$50.530	$58.570
Quarter ended June 30	$76.650	$55.665	$76.400
Quarter ended September 30	$91.775	$75.525	$87.100
Quarter ended December 31	$110.465	$86.575	$109.210
2021
Quarter ended March 31	$128.060	$108.110	$121.775
Quarter ended June 30	$131.120	$111.815	$131.120
Quarter ended September 30	$137.930	$123.400	$128.135
Quarter ended December 31	$158.280	$124.905	$154.395
2022
Quarter ended March 31	$157.800	$119.345	$134.895
Quarter ended June 30	$123.240	$92.560	$92.560
Quarter ended September 30	$123.240	$92.560	$92.560
Quarter ended December 31	$113.865	$86.575	$101.47
2023
Quarter ended March 31	$131.595	$100.690	$131.595
Quarter ended June 30	$155.600	$119.590	$152.250
Quarter ended September 30	$160.620	$140.700	$144.980
Quarter ended December 31	$175.860	$137.460	$174.870
2024
Quarter ended March 31	$234.170	$164.990	$224.990
Quarter ended June 30	$276.760	$199.210	$260.700
Quarter ending September 30 (through August 23, 2024)	$281.270	$211.470	$248.390

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The graph below shows the daily historical closing prices of the underlying ETF from January 1, 2019 through August 23, 2024. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity ETFs. We obtained the closing prices of the underlying ETF in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the VanEck Semiconductor ETF

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Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of each security for U.S. federal income tax purposes that will be required under the terms of each security, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•
a dealer in securities or currencies;
•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•
a bank;
•
a life insurance company;
•
a regulated investment company;
•
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a tax exempt organization;
•
a partnership;
•
a person that owns a security as a hedge or that is hedged against interest rate risks;
•
a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your securities as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a security and you are:

•
a citizen or resident of the United States;
•
a domestic corporation;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of your securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the underlying ETF. Except as otherwise stated below, the discussion herein assumes that your securities will be so treated.

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Upon the sale, exchange, redemption or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your securities. Your tax basis in the securities will generally be equal to the amount that you paid for the securities. If you hold your securities for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your securities for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could possibly apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases a security at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your securities could be treated in the manner described above, except that any gain or loss that you recognize at maturity or upon redemption would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. federal income tax purposes.

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Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered securities, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating each security for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect a security issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of a security and are, for U.S. federal income tax purposes:

• a nonresident alien individual;

• a foreign corporation; or

• an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a security.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat each security as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements

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necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your securities to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of each security for U.S. federal income tax purposes are possible. Should an alternative characterization of each security by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of a security should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption or maturity of your securities, could be collected via withholding. If these regulations were to apply to your securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying ETF during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

August 2024

GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

Additional Information About the Securities

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 8,999. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 8,999.

Please read this information in conjunction with the final terms on the front cover of this pricing supplement.

Additional Provisions:
Underlying ETF investment advisor:	Van Eck Associates Corporation
Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Postponement of valuation date:	As described under “Supplemental Terms of the Notes — Determination date” on page S-17 of the accompanying general terms supplement no. 8,999
Postponement of stated maturity date:	As described under "Supplemental Terms of the Notes — Stated Maturity Date” on page S-17 of the accompanying general terms supplement no. 8,999
Specified currency:	U.S. dollars (“$”)
Closing price of the underlying ETF:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-38 of the accompanying general terms supplement no. 8,999 subject to anti-dilution adjustments as described under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds” on page S-34 of the accompanying general terms supplement no. 8,999

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-37 of the accompanying general terms supplement no. 8,999
ETF business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-38 of the accompanying general terms supplement no. 8,999
FDIC:	The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-43 of the accompanying general terms supplement no. 8,999
ERISA:	As described under “Employee Retirement Income Security Act” on page S‑50 of the accompanying general terms supplement no. 8,999

August 2024

GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement no. 8,999 and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $25.00, or 2.50% of the principal amount, for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession, or 0.50% of the principal amount, for each security as a structuring fee. The costs included in the original issue price of the securities will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the securities against payment therefor in New York, New York on August 28, 2024. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

August 2024

GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

About Your Securities:

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●
General terms supplement no. 8,999 dated February 13, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

August 2024

GS Finance Corp. Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026 Principal at Risk Securities

Validity of the Securities and Guarantee

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this pricing supplement have been executed and issued by GS Finance Corp., such securities have been authenticated by the trustee pursuant to the indenture, and such securities have been delivered against payment as contemplated herein, (a) such securities will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such securities will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 18, 2023, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 18, 2023.

August 2024

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$5,984,000

GS Finance Corp.

Auto-Callable Trigger PLUS Based on the Price of the VanEck Semiconductor ETF due August 27, 2026

Principal at Risk Securities

Goldman Sachs & Co. LLC